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                                   Comdisco, Inc. and Subsidiaries                   Exhibit 12
                          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                                 CHARGES AND PREFERRED STOCK DIVIDENDS
                                         	(dollars in millions)

                                                   Six Months
                                                 Ended March 31       For the Years Ended September 30
                                                  1994    1993      1993     1992   1991    1990    1989
Fixed charges
  Interest expense <F1>                          	$135	   $152  	   $295    	$355  	$371	   $343	   $290

  Approximate portion of rental expense
    representative of an interest factor	            7	     11	       22	      29	    37	     39	     35

  Fixed charges                                   	142	    163       317     	384	   408    	382	    325

  Preferred stock dividends <F2>                     2	      7  	      5	      11	     -	      -	      -
  Combined fixed charges and
    preferred stock dividends                     	149	    168      	328     	384   	408	    382	    325

Earnings from continuing operations
  before income taxes and extraordinary item,
  net of preferred stock dividends	                 75	     66    	  137	     34	    136	    134	    167

Earnings from continuing operations before
  income taxes, extraordinary item, combined
  fixed charges and preferred stock dividend     	$224	   $234     	$465   	$418   	$544   	$516   	$492

Ratio of earnings to combined fixed charges
  and preferred stock dividends	                  1.50 	  1.39     	1.42    1.09  	 1.33  	 1.35	   1.51

Rental expense:
  Equipment subleases                            	$ 17	   $ 30	     $ 57	   $ 77	   $103	   $109	    $ 99
  Office space, furniture, etc.	                     4	      4	        8	     10	      9	      8	       7

     Total                                       	$ 21   	$ 34     	$ 65   	$ 87	   $112	   $117	    $106

    1/3 of rental expense                        	$  7   	$ 11	     $ 22   	$ 29	   $ 37	   $ 39	    $ 35

<F1>  Includes interest expense incurred by disaster recovery services and included in disaster recovery services expenses on the statements of earnings.
<F2>  There were no preferred stock dividend requirements prior to fiscal year
      1993.

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